Exhibit 10.1

EXECUTION VERSION

US$750,000,000

CREDIT AGREEMENT

dated as of

January 11, 2019

among

Johnson Controls International plc,

as Borrower,

The Lenders Parties Hereto

and

U.S. Bank National Association,

as Administrative Agent

U.S. Bank National Association,

Sole Lead Arranger and Sole Bookrunner

i

COMMITMENT SCHEDULE

SCHEDULE 5.08 - Existing Liens

EXHIBIT A - Form of Note

EXHIBIT B - Form of Notice of Borrowing

EXHIBIT C - [RESERVED]

EXHIBIT D - [RESERVED]

EXHIBIT E - [RESERVED]

EXHIBIT F - [RESERVED]

EXHIBIT G - Form of Assignment and Assumption Agreement

EXHIBIT H - Qualifying Lender Confirmation

CREDIT AGREEMENT dated as of January 11, 2019 among JOHNSON CONTROLS INTERNATIONAL PLC, as Borrower, the LENDERS from time to time parties hereto and U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Act” has the meaning set forth in Section 11.12.

“Administrative Agent” means U.S. Bank National Association in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Lender.

“Agreement” means this Credit Agreement, as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” means, with respect to any Lender, (i) in the case of its Base Rate Loans, its Domestic Lending Office and (ii) in the case of its Euro-Currency Loans, its Euro-Currency Lending Office.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments and Loans represented by such Lender’s Commitment and Loans; provided that in the case of Section 2.21 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments and Loans (disregarding any Defaulting Lender’s Commitment and Loans) represented by such Lender’s Commitment and Loans.

“Assignee” has the meaning set forth in Section 11.06(c).

“Bail-In Action” has the meaning set forth in Section 11.14.

“Bail-In Legislation” has the meaning set forth in Section 11.14.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day and (iii) the sum of 1% plus the Euro-Currency Rate for an Interest Period of one month on such day (or if such day is not a Euro-Currency Business Day, on the immediately preceding Euro-Currency Business Day); provided that if such rate as determined pursuant to the foregoing shall be less than zero, the Base Rate shall be deemed to be zero for purposes of this Agreement.

“Base Rate Loan” means a Loan which bears interest at the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Section 2.06(a) or Article 8.

“Base Rate Margin” means, at any date, 0.00% per annum.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” means Johnson Controls International plc, with company number 543654, an Irish public limited company, and its successors; provided that upon consummation of a Holding Company Reorganization in compliance with Section 5.09, the Holding Company shall thereafter be the Borrower for purposes hereof, except that any reference made to the Borrower as of a specific date prior to any such Holding Company Reorganization shall continue to refer to Johnson Controls International plc.

“Borrowing” has the meaning set forth in Section 1.03.

“Change in Law” means (a) the adoption of any law, rule or regulation, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority, in each of the foregoing cases under clause (a), (b) and (c), to the extent adopted, changed, made or issued, as applicable, after the date of this Agreement (or, as to any Lender, if later, the date such Lender became a Lender hereunder); provided that all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Closing Date” means the date on which the conditions set forth in Section 3.02 of this Agreement are satisfied (or waived in accordance with Section 11.05).

“Combined Companies” means the Borrower and its Consolidated Subsidiaries.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans to the Borrower hereunder, as reduced pursuant to Sections 2.01(a), 2.08 and 2.09. The aggregate amount of the Commitments as of the Signing Date is $750,000,000.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Conduit” means a special purpose corporation which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business.

“Conduit Designation” has the meaning set forth in Section 11.06(f).

“Consolidated Shareholders’ Equity” means at any date the shareholders’ or members’ equity of the Borrower determined on a consolidated basis as of such date in accordance with GAAP; provided that, for purposes hereof, the consolidated shareholders’ or members’ equity of the Borrower shall be calculated without giving effect to (i) the application of Accounting Standards Codification 715-60, “Defined Benefit Plans – Other Postretirement” or (ii) the cumulative foreign currency translation adjustment.

“Consolidated Subsidiary” shall mean, as to any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property, except trade and similar payables and accrued expenses or liabilities arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with GAAP as in effect on August 6, 2013, (v) all Debt (as defined in one of the other clauses of this definition) of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; provided that, for purposes of determining the amount of any Debt of the type described in this clause (v), if recourse with respect to such Debt is limited to such asset, the amount of such Debt shall be limited to the lesser of (A) the greater of (x) the book value of such asset or (y) the fair market value of such asset or (B) the amount of such Debt and (vi) all Debt of others Guaranteed by such Person (each such Guarantee to constitute Debt in an amount equal to the lesser of (A) the stated maximum amount of such Guarantee, if any, or (B) the amount of such other Person’s Debt Guaranteed thereby); provided that Debt shall not include (1) obligations in respect of letters of credit to secure the performance of bids, trade contracts (other than for Debt), operating leases (determined in accordance with GAAP as in effect on August 6, 2013), any customary earn out or holdback in connection with an acquisition, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (2) letters of credit issued in connection with the Combined Companies’ self-insurance programs for workman’s compensation, product liability and general liability, (3) any Debt that has been defeased, discharged and/or redeemed, provided that funds in an amount equal to all such

Debt (including interest and any other amounts required to be paid to the holders thereof in order to give effect to such defeasance, discharge and/or redemption) have been irrevocably deposited with a trustee or other comparable escrow agent for the benefit of the relevant holders of such Debt or (4) intercompany loans or other advances from the Borrower or any of its Subsidiaries to the Borrower or any of its Subsidiaries. For all purposes of this Agreement, the amount of Debt of the Borrower and its Subsidiaries shall be calculated without duplication of guaranty obligations of the Borrower or any Subsidiary in respect thereof.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Domestic Business Days of the date required to be funded or paid, to (i) fund all or any portion of its Loans, or (ii) pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with all or any portion of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s reasonable determination that a condition precedent (specifically identified and including the particular default, if any) to funding under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Domestic Business Days after written request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance reasonably satisfactory to it, or (d) has become, or has a direct or indirect Lender Parent that has become, the subject of a Bankruptcy Event, Bail-In Action and/or similar proceeding.

“Designated Jurisdiction” means any country, region or territory to the extent that such country or territory itself is the subject of any Sanctions (on the Signing Date, Crimea, Cuba, Iran, North Korea and Syria).

“Disqualified Institution” means any competitor of the Borrower and/or any of its Subsidiaries designated by the Borrower to the Lead Arranger pursuant to a side letter (the “Designated Disqualified Institution Side Letter”) dated as of January 11, 2019, and any Person that (a) is clearly identifiable as an affiliate of such a competitor solely by similarity of such affiliate’s name and (b) is not a bona fide debt investment fund that is an affiliate of such a competitor; provided that, (i) the Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to post the Designated Disqualified Institution Side Letter to all Lenders (and the Administrative Agent shall so promptly post the Designated Disqualified Institution Side Letter) and to provide the Designated Disqualified Institution Side Letter to each Lender requesting the same, (ii) the Borrower may update the Designated Disqualified Institution Side Letter from time to time after the Closing Date to designate any additional Person as a “Disqualified Institution” that is a competitor of the Borrower and/or any of its Subsidiaries, and (iii) “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice pursuant to an updated Designated Disqualified Institution Side Letter delivered to the Administrative Agent and the Lenders; provided, further, that nothing herein shall apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in Loans (with respect to such previously acquired interest) to the extent that any such party was not a Disqualified Institution at the time of the applicable assignment or participation, as the case may be. The Administrative Agent shall have no obligation to, or liability for, monitoring Lenders’ compliance with provisions pertaining to assignments or participations to Disqualified Institutions.

“Dollars” and the sign “$” mean lawful currency of the United States.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

“EEA Financial Institution” has the meaning set forth in Section 11.14.

“EEA Member Country” has the meaning set forth in Section 11.14.

“EEA Resolution Authority” has the meaning set forth in Section 11.14.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, or the management, disposal, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Borrower, any Consolidated Subsidiary and all members of a controlled group of corporations or other entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Consolidated Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“EU Bail-In Legislation Schedule” has the meaning set forth in Section 11.14.

“Euro-Currency Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

“Euro-Currency Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Currency Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Euro-Currency Lending Office by notice to the Borrower and the Administrative Agent.

“Euro-Currency Loan” means a Loan that bears interest at the Euro-Currency Rate (other than as contemplated by clause (iii) of the definition of “Base Rate”) pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election.

“Euro-Currency Margin” means, at any date, 0.875% per annum.

“Euro-Currency Rate” means a rate of interest determined pursuant to Section 2.06(b) on the basis of a Eurodollar Rate.

“Euro-Currency Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Currency Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

“Eurodollar Rate” has the meaning set forth in Section 2.06(b).

“Eurodollar Successor Rate” has the meaning set forth in Section 8.05(b).

“Event of Default” has the meaning set forth in Section 6.01.

“Excluded Taxes” has the meaning set forth in Section 8.04(a).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements entered into with respect thereto (and any law, regulation or other official guidance relating to any such intergovernmental agreement) and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Domestic Business Day by the NYFRB as the federal funds effective rate.

“Fee Letter” means the fee letter dated as of January 4, 2019 by and between the Borrower and U.S. Bank National Association.

“Fitch” means Fitch, Inc. and any successor thereto.

“GAAP” shall mean U.S. generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means the government of the United States of America, Ireland, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group of Loans” means, at any time, a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time or (ii) all Loans which are Euro-Currency Loans having the same Interest Period at such time, provided that, if a Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group of Loans or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Guarantee” by any Person means, without duplication, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. It is understood that the amount of any Guarantee of or by any Person shall be deemed to be the lower of (a) the amount of Debt in respect of which such Guarantee exists and (b) the maximum amount for which such Person may be liable pursuant to the instrument embodying such Guarantee.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holding Company” means a corporation or other legal entity organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development which becomes the direct or indirect owner of the equity interests of the Borrower and its Subsidiaries pursuant to a Holding Company Reorganization.

“Holding Company Reorganization” means a transaction or series of transactions pursuant to which the Borrower becomes a direct or indirect wholly-owned subsidiary of the Holding Company.

“Indemnified Person” has the meaning set forth in Section 11.03(b).

“Interest Period” means, with respect to each Euro-Currency Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in an applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter (or such other period of time as may at the time be mutually agreed by the Borrower and all of the Lenders), as the Borrower may elect in such notice; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Euro-Currency Business Day shall be extended to the next succeeding Euro-Currency Business Day unless such Euro-Currency Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Currency Business Day; and

(b) any Interest Period which begins on the last Euro-Currency Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Euro-Currency Business Day of a calendar month; and

(c) any Interest Period applicable to any Loan of any Lender which would otherwise end after the Termination Date for such Lender shall end on the Termination Date for such Lender.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Interpolated Rate” has the meaning set forth in Section 2.06(b).

“Irish Treaty” has the meaning set forth in the definition of “Irish Treaty State”.

“Irish Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with Ireland (an “Irish Treaty”) that has force of law and makes provision for full exemption from tax imposed by Ireland on interest.

“JCI” means Johnson Controls, Inc., a Wisconsin corporation.

“Lead Arranger” means U.S. Bank National Association in its capacity as sole lead arranger and sole bookrunner for the credit facility provided hereunder.

“Lender” means each Person listed in the Commitment Schedule or each Assignee which becomes a Lender pursuant to Section 11.06(c), and their respective successors.

“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor. As used in this definition, (x) “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such specified Person and (y) “Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise (and “Controlled” has a meaning correlative thereto).

“Lender Parent” means, with respect to any Lender, any Person controlling such Lender.

“LIBO Rate” has the meaning set forth in Section 2.06(b).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Borrower or any Consolidated Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease (determined in accordance with GAAP as in effect on August 6, 2013) or other title retention agreement relating to such asset (other than an operating lease (determined in accordance with GAAP as in effect on August 6, 2013)).

“Loan” means a loan made by a Lender pursuant to Section 2.01; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Lo an” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Loan Documents” means this Agreement and any Notes issued to any Lender hereunder.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Margin Stock” has the meaning provided in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its material obligations under the Loan Documents or (c) the validity or enforceability against the Borrower of, or the rights of or remedies available to the Lenders against the Borrower under, the Loan Documents.

“Material Debt” means Debt (other than the Loans) of the Borrower and/or one or more of its Consolidated Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $200,000,000.

“Minneapolis Office” means the office of the Administrative Agent located at Minneapolis, Minnesota, or such other office of the Administrative Agent as it may specify for such purpose by notice to the other parties hereto.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans made to it, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Notice of Interest Rate Election” has the meaning set forth in Section 2.15(a).

“NYFRB” means the Federal Reserve Bank of New York.

“Other Connection Taxes” means, with respect to the Administrative Agent or a Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Currency” has the meaning set forth in Section 2.18.

“Other Taxes” has the meaning set forth in Section 8.04(b).

“Participant” has the meaning set forth in Section 11.06(b).

“Participant Register” has the meaning set forth in Section 11.06(b).

“Payee” has the meaning set forth in Section 2.18.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Party” has the meaning set forth in Section 11.11(a).

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent in a manner consistent with such determination generally under other credit facilities under which it acts as administrative agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent in a manner consistent with such determination generally under other credit facilities under which it acts as administrative agent).

“Proceeding” has the meaning set forth for such term in Section 11.03(b).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualifying Lender” means a Lender or Participant, as the case may be, which is beneficially entitled to interest paid to it in respect of an advance under any Loan Document, and is:

(a) a bank within the meaning of section 246 TCA which is carrying on a bona fide banking business in Ireland for the purposes of section 246(3) TCA and whose Applicable Lending Office is located in Ireland; or

(b)(i) a body corporate that is resident for the purposes of tax in a member state of the European Union (other than Ireland) or in a territory with which Ireland has signed a Treaty which is in effect or which will come into effect once all the ratification procedures set out in section 826(1) TCA have been completed (residence for these purposes to be determined in accordance with the laws of the territory of which the Lender or Participant, as the case may be, claims to be resident) where that member state or territory imposes a tax that generally applies to interest receivables in that member state or territory by companies from sources outside that member state or territory; (ii) a company where interest payable on any Loan Document: (A) is exempted from the charge to income tax under an Irish Treaty having the force of law under the procedures set out in section 826(1) TCA; or (B) would be exempted from the charge to Irish income tax under an Irish Treaty entered into on or before the payment date of that interest if that Irish Treaty had the force of law under the provisions set out in section 826(1) TCA at that date; (iii) a United States of America (“U.S.”) company, provided the U.S. company is incorporated in the U.S. and taxed in the U.S. on its worldwide income; or (iv) a U.S. limited liability company (“LLC”), provided the ultimate recipients of the interest would, if they were themselves lenders, be Qualifying Lenders within paragraph (b)(i), (b)(ii), (b)(iii) or (d) of this definition and the business conducted through the LLC is so structured for market reasons and not for tax avoidance purposes;

provided in each case at (i), (ii), (iii) or (iv) the Lender is not carrying on a trade or business in Ireland through an agency or branch with which the interest payment is connected; or

(c) a body corporate: (i) which advances money in the ordinary course of a trade which includes the lending of money; and (ii) in whose hands any interest payable in respect of monies so advanced is taken into account in computing the trading income of that company; and (iii) which has complied with all of the provisions of section 246(5)(a) TCA, including making the appropriate notifications thereunder and (iv) whose Applicable Lending Office is located in Ireland; or

(d) a qualifying company within the meaning of section 110 TCA and whose Applicable Lending Office is located in Ireland; or

(e) an investment undertaking within the meaning of section 739B TCA and whose Applicable Lending Office is located in Ireland.

“Qualifying Lender Confirmation” means a confirmation substantially in the form of Exhibit H.

“Quarterly Payment Date” means each March 31, June 30, September 30 and December 31.

“Register” has the meaning set forth in Section 11.06(c).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Person” has the meaning set forth in Section 11.03(b).

“Required Currency” has the meaning set forth in Section 2.18.

“Required Lenders” means at any time Lenders holding more than 50% of the aggregate outstanding principal amount of the Commitments and Loans at such time, in each case exclusive of Defaulting Lenders.

“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of S&P Global Inc. and any successor thereto.

“Sanctions” means any international economic sanctions administered or enforced by (a) the U.S. government, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury (UK).

“Scheduled Unavailability Date” has the meaning set forth in Section 8.05(b).

“Significant Subsidiary” means any Consolidated Subsidiary of the Borrower (which term, as used in this definition, includes such Subsidiary’s Consolidated Subsidiaries) which meets any of the following conditions:

(i)

the Borrower’s and the Borrower’s Subsidiaries’ outstanding investments in and advances to such Subsidiary exceed 10% of the consolidated total assets of the Borrower, in each case as of the end of the most recently completed fiscal year of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) (or, prior to the first such delivery, Section 4.04(a)) (the “Most Recent Financial Statements”);

(ii)

the total assets (after intercompany eliminations) of such Subsidiary exceed 10% of the consolidated total assets of the Borrower as of the end of the most recently completed fiscal year of the Borrower for which the Most Recent Financial Statements have been delivered;

(iii)

the net sales of such Subsidiary (after intercompany eliminations) exceed 10% of the consolidated net sales of the Borrower for the most recently completed fiscal year of the Borrower for which the Most Recent Financial Statements have been delivered; or

(iv)

any Consolidated Subsidiary with or into which a Significant Subsidiary is merged or which has acquired all or substantially all the assets of a Significant Subsidiary in either case pursuant to a transaction permitted by Section 5.09; provided, however, that such Subsidiary shall cease to be a Significant Subsidiary at the time of delivery pursuant to Section 5.01(a) of financial statements covering the fiscal year in which such transaction occurred unless one of the conditions set forth in clauses (i), (ii) or (iii) above is satisfied with respect to such Subsidiary.

“Signing Date” means the date on which the conditions specified in Section 3.01 are satisfied (or waived in accordance with Section 11.05).

“Specified Disposition” means the disposition of the Borrower’s power solutions business pursuant to that certain Stock and Asset Purchase Agreement dated as of November 13, 2018 by and between the Borrower and BCP Acquisitions LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock (or comparable ownership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of the Person or a combination thereof.

“Taxes” has the meaning set forth in Section 8.04(a).

“TCA” means the Taxes Consolidation Act, 1997 of Ireland.

“Termination Date” means the earlier of (a) January 10, 2020 (or, if the foregoing day is not a Euro-Currency Business Day, the next preceding Euro-Currency Business Day) and (b) the date that is five (5) Domestic Business Days after the consummation of the Specified Disposition.

“Transactions” means the transactions contemplated by this Agreement.

“Treaty” has the meaning specified in the definition of “Irish Treaty State”.

“Type” refers to the determination whether a loan is a Base Rate Loan or a Euro-Currency Loan.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“Withholding Agent” has the meaning set forth in Section 8.04(a).

“Write-Down and Conversion Powers” has the meaning set forth in Section 11.14.

Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article 5 to eliminate the effect of any change in GAAP or the application thereof on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article 5 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP without giving effect to the relevant change, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders; provided further that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP on August 6, 2013 (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as capital lease obligations) for purposes of this Agreement regardless of any change in GAAP following such date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as capital lease obligations (it being understood and agreed, for the avoidance of doubt, financial statements delivered pursuant to Section 5.01(a) and Section 5.01(b) shall be prepared without giving effect to this sentence).

Section 1.03. Types of Loans and Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Lenders to be made to the Borrower pursuant to Article 2 on the same date, all of which Loans are of the same Type and, in the case of Euro-Currency Loans, have the same initial Interest Period. Identification of a Borrowing by Type (e.g., a “Euro-Currency Borrowing”) indicates that such Borrowing is comprised of Loans of such Type.

Section 1.04. LLC Division/Series Transactions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

ARTICLE 2

THE CREDITS

Section 2.01. Commitments to Lend.

(a) Committed Loans. On the Closing Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make loans denominated in Dollars to the Borrower pursuant to this Section 2.01(a) in an amount that shall not exceed its Commitments then in effect. Loans borrowed under this Section 2.01 and paid or prepaid may not be reborrowed.

(b) Minimum Borrowing. The Borrowing under this Section 2.01 shall be in an aggregate amount of not less than $10,000,000 and shall be made from the several Lenders ratably in proportion to their respective Commitments.

Section 2.02. Notice of Borrowing. The Borrower shall give the Administrative Agent notice substantially in the form of Exhibit B hereto (a “Notice of Borrowing”) at its Minneapolis Office not later than 10:30 A.M. (New York City time) on (y) the Closing Date for any Base Rate Borrowing and (z) the third Euro-Currency Business Day before the Closing Date for any Euro-Currency Borrowing specifying:

(i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Currency Business Day in the case of a Euro-Currency Borrowing;

(ii) the aggregate amount of such Borrowing;

(iii) whether such Loans are to be Base Rate Loans or Euro-Currency Loans; and

(iv) in the case of a Euro-Currency Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Section 2.03. Notice to Lenders; Funding of Loans.

(a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b) On the date of the Borrowing, each Lender participating therein shall make available its ratable share of such Borrowing not later than 2:00 P.M. (New York City time), in Federal or other funds immediately available in New York City, to the Administrative Agent at its Minneapolis Office. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied or waived in accordance with Section 11.05, the Administrative Agent will make the funds so received from the Lenders available to the Borrower on the date of each Borrowing as directed by the Borrower.

(c) Unless the Administrative Agent shall have received at its Minneapolis Office notice from a Lender prior to the date (or in the case of a Base Rate Borrowing, prior to 2:00 P.M. (New York City time) on the date of such Borrowing) of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative

Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.03 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender (and, if such Lender shall not have paid such amount to the Administrative Agent within two Domestic Business Days of the Administrative Agent’s demand therefor, the Borrower) agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.

(d) The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of any obligation to make a Loan on such date.

(e) Each Lender may, at its option, make any Loan available to the Borrower by causing any foreign or domestic branch or affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

Section 2.04. Notes.

(a) Each Lender may, on and from time to time after the Closing Date, by notice to the Borrower and the Administrative Agent, request (i) that its Loans to the Borrower be evidenced by a single Note of the Borrower payable to such Lender for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Lender’s Loans to the Borrower or (ii) that its Loans of a particular Type to the Borrower be evidenced by a separate Note of the Borrower in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant Type. Each reference in this Agreement to the “Notes” of such Lender shall be deemed to refer to and include any or all of such Notes, as the context may require.

(b) Each Lender shall record the date, amount, Type and maturity of each Loan made by it and the date and amount of each payment of principal made with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Lender is hereby irrevocably authorized by the Borrower so to endorse its Notes and to attach to and make a part of any Note a continuation of any such schedule as and when required.

Section 2.05. Maturity of Loans. Each Loan of each Lender shall mature, and the principal amount thereof shall be due and payable (together with accrued and unpaid interest thereon), on the Termination Date of such Lender.

Section 2.06. Interest Rates.

(a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Base Rate Margin and the Base Rate for each such day. Such interest shall be payable at maturity, quarterly in arrears on each Quarterly Payment Date prior to maturity and, with respect to the principal amount of any Base Rate Loan converted to a Euro-Currency Loan, on the date such amount is so converted. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for each such day.

(b) Each Euro-Currency Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Currency Margin for such day plus the applicable Eurodollar Rate for such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

The “Eurodollar Rate” applicable to any Euro-Currency Loan for any Interest Period means (i) the rate per annum that is the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two Euro-Currency Business Days prior to the commencement of such Interest Period, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent (in a manner consistent with such determination generally under other credit facilities under which it acts as administrative agent) to be the offered rate on such other page or other service which displays the LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Euro-Currency Business Days prior to the commencement of such Interest Period; provided that if LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the LIBO Rate shall be equal to the Interpolated Rate; and provided, further, that if any such rate determined pursuant to the preceding clauses (i) or (ii) is below zero, the Eurodollar Rate will be deemed to be zero.

The “Interpolated Rate” means, in relation to the LIBO Rate, the rate which results from interpolating on a linear basis between:

(a)	the applicable LIBO Rate for the longest period (for which that LIBO Rate is available) which is less than the Interest Period of that Euro-Currency Loan; and

(b)	the applicable LIBO Rate for the shortest period (for which that LIBO Rate is available) which exceeds the Interest Period of that Euro-Currency Loan,

each as of approximately 11:00 a.m. (London, England time) two Euro-Currency Business Days prior to the commencement of such Interest Period of that Euro-Currency Loan.

(c) Any overdue principal of or interest on any Euro-Currency Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the higher of (i) the sum of the Euro-Currency Margin for such day plus the Eurodollar Rate applicable to such Loan on the day before such payment was due and (ii) the Euro-Currency Margin for such day plus the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (x) the average (rounded, if necessary, to the nearest 1/100 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Currency Business Days, then for such other period of time not longer than six months as the Administrative Agent may select) deposits in Dollars in an amount approximately equal to such overdue payment are offered by the Administrative Agent in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Currency Reserve Percentage.

(d) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

Section 2.07. Fees. The Borrower shall pay to the appropriate Persons for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.

Section 2.08. [Reserved]

Section 2.09. Mandatory Termination of Commitments. The unused Commitment of each Lender shall terminate immediately after the Borrowing of Loans on the Closing Date.

Section 2.10. Optional Prepayments.

(a) Subject in the case of Euro-Currency Loans to Section 2.12, the Borrower may upon notice to the Administrative Agent (which notice may be conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction, in which case such notice may be rescinded by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied subject to Section 2.12) at its Minneapolis Office not later than 10:30 A.M. (New York City time) on any Domestic Business Day for prepayment on that date of any Group of Loans consisting of Base Rate Loans or the third Euro-Currency Business Day before the date of prepayment of any Group of Loans consisting of Euro-Currency Loans, prepay any such Group of Loans, in whole at any time, or from time to time in part in principal amounts aggregating not less than $10,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to but not including the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Group of Loans.

(b) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such prepayment and once notice is so given to the Lenders, the Borrower’s notice of prepayment shall not thereafter be revocable by the Borrower (except as provided in Section 2.10(a)).

Section 2.11. General Provisions as to Payments.

(a) The Borrower shall make payments of principal of, and interest on, the Loans made to it and of fees owing by it hereunder, not later than 2:00 P.M. (New York City time) on the date when due, in Federal or other funds immediately available in New York City, without set-off, counterclaim or other deduction, to the Administrative Agent at its Minneapolis Office. The

Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the respective accounts of the Lenders. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Currency Loans shall be due on a day which is not a Euro-Currency Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Currency Business Day unless such Euro-Currency Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Currency Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(c) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.03(b), 2.11(b), or 7.06 and has not cured the payment within two Domestic Business Days, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion. Such cash collateral shall be returned to the Lender (x) if such Lender is a Defaulting Lender, once it ceases to be a Defaulting Lender or (y) upon termination of this Agreement; provided that, in each of clause (x) and (y), the Lender has made all payments required to be made hereunder.

Section 2.12. Funding Losses. If the Borrower makes any payment of principal with respect to any Euro-Currency Loan or any Euro-Currency Loan is converted to a Base Rate Loan (pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.06(c), or if the Borrower fails to borrow, prepay, convert or continue any Euro-Currency Loans after notice has been given to any Lender in accordance with Section 2.03(a), 2.10(b) or 2.15 (and in the case of a notice given to any Lender in accordance with Section 2.10(b), regardless of whether such notice is conditional and such condition fails to occur), the Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense reasonably incurred by it (or by an existing or prospective Participant in the related Loan) in obtaining, liquidating or employing deposits or other funds from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Lender shall have delivered to the Borrower a certificate specifying in reasonable detail the calculation of, and the reasons for, the amount of such loss or expense, which certificate shall be conclusive in the absence of clearly demonstrable error.

Section 2.13. Computation of Interest and Fees. Interest calculated on the basis of the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.14. Regulation D Compensation. Each Lender may require the Borrower to pay, contemporaneously with each payment of interest on the Euro-Currency Loans, additional interest on the related Euro-Currency Loan of such Lender at a rate per annum determined by such Lender up to but not exceeding the excess of (i) (A) the applicable Eurodollar Rate divided by (B) one minus the Euro-Currency Reserve Percentage over (ii) the applicable Eurodollar Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Euro-Currency Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Currency Business Days after the giving of such notice, and (y) shall notify the Borrower at least five Euro-Currency Business Days prior to each date on which interest is payable on the Euro-Currency Loans of the amount then due it under this Section.

Section 2.15. Method of Electing Interest Rates.

(a) The Loans included in each Borrowing shall initially be of the Type specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the Type of each such Group of Loans (subject to subsection 2.15(d) of this Section and the provisions of Article 8), as follows:

(i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Currency Loans as of any Euro-Currency Business Day; and

(ii) if such Loans are Euro-Currency Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Euro-Currency Loans for an additional Interest Period, subject to Section 2.12 if any such conversion is effective on any day other than the last day of an Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent at its Minneapolis Office not later than 10:30 A.M. (New York City time) on the third Euro-Currency Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group of Loans and (ii) the portion to which such Notice of Interest Rate Election applies, and the remaining portion to which it does not apply, are each in an aggregate principal amount of not less than $10,000,000 (unless such portion is comprised of Base Rate Loans). If no such notice is timely received before the end of an Interest Period for any Group of Loans consisting of Euro-Currency Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans at the end of such Interest Period.

(b) Each Notice of Interest Rate Election shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.15(a) above;

(iii) if the Loans comprising such Group of Loans are to be converted, the new Type of Loans and, if the Loans resulting from such conversion are to be Euro-Currency Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Euro-Currency Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c) Promptly after receiving a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

(d) The Borrower shall not be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period as, Euro-Currency Loans if (i) the aggregate principal amount of any Group of Loans consisting of Euro-Currency Loans created or continued as a result of such election would be less than $10,000,000 or (ii) a Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Administrative Agent.

Section 2.16. [Reserved]

Section 2.17. [Reserved]

Section 2.18. Judgment Currency. If, under any applicable law and whether pursuant to a judgment being made or registered against the Borrower or for any other reason, any payment under or in connection with this Agreement is made or satisfied in a currency (the “Other Currency”) other than that in which the relevant payment is due (the “Required Currency”) then, to the extent that the payment (when converted into the Required Currency at the rate of exchange on the date of payment or, if it is not practicable for the party entitled thereto (the “Payee”) to purchase the Required Currency with the Other Currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so) actually received by the Payee falls short of the amount due under the terms of this Agreement, the Borrower shall, to the extent permitted by law, as a separate and independent obligation, indemnify and hold harmless the Payee against the amount of such short-fall. For the purpose of this Section, “rate of exchange” means the rate at which the Payee is able on the relevant date to purchase the Required Currency with the Other Currency and shall take into account any premium and other costs of exchange.

Section 2.19. [Reserved]

Section 2.20. [Reserved]

Section 2.21. Defaulting Lenders. If any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) [reserved]; and

(b) the Commitment and Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification permitted to be effected by the Required Lenders pursuant to Section 11.05).

ARTICLE 3

CONDITIONS

Section 3.01. Signing Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (which shall occur, if at all, on or prior to January 31, 2019):

(a) receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form reasonably satisfactory to it of telegraphic or other written confirmation from such party of execution of a counterpart hereof by such party);

(b) payment by the Borrower of (i) all fees and (ii) other amounts due and payable to the Administrative Agent and the Lenders on or before the Signing Date and for which, in the case of this clause (ii), invoices have been received by the Borrower not later than the second Domestic Business Day prior to the Signing Date; and

(c) the Borrower shall have provided the documentation and other information relating to it to the Administrative Agent that is required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Act, to the extent such information was reasonably requested by a Lender or the Administrative Agent at least 10 Domestic Business Days prior to the Signing Date and at least 3 Domestic Business Days prior to the Signing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have delivered, to each Lender that so requests at least 10 Domestic Business Days prior to the Signing Date, a Beneficial Ownership Certification.

The Administrative Agent shall promptly notify the Borrower, the Lenders and each other party to this Agreement of the Signing Date, and such notice shall be conclusive and binding.

Section 3.02. Closing Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.05) (which shall occur, if at all, on or prior to January 31, 2019):

(a) the Signing Date shall have occurred;

(b) [reserved];

(c) receipt by the Administrative Agent of opinions of counsel to the Borrower (which, in the case of certain customary matters pertaining to the Borrower, may include internal counsel for the Borrower), covering customary legal matters for an unsecured bank loan financing;

(d) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02;

(e) receipt by the Administrative Agent of: (i) copies of the Borrower’s charter (or equivalent formation document) and by-laws (or equivalent organizational document), and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary (or analogous Person), (ii) copies of the resolutions or similar authorizing documentation of the Borrower’s governing body authorizing the Borrower to enter into and perform its obligations under the Loan Documents, certified by its Secretary or Assistant Secretary (or analogous Person), (iii) a certificate of status dated a date reasonably close to the Closing Date from the Borrower’s jurisdiction of formation and (iv) a customary certificate of the Borrower’s Secretary or Assistant Secretary (or analogous Person) certifying the names and true signatures of the Borrower’s authorized persons, officers and employees authorized to sign this Agreement and the other documents to be delivered by the Borrower hereunder;

(f) payment by the Borrower of (i) all fees and (ii) other amounts due and payable to the Administrative Agent and the Lenders on or before the Closing Date and for which, in the case of this clause (ii), invoices have been received by the Borrower not later than the second Domestic Business Day prior to the Closing Date;

(g) no Default shall have occurred and be continuing on the Closing Date;

(h) the representations and warranties of the Borrower contained in this Agreement that are made on the Closing Date shall be true in all material respects on and as of the Closing Date, except to the extent any such representation and warranty (i) expressly relates to an earlier date in which case such representation and warranty shall be true and correct in all material respects as of such earlier date or (ii) is qualified by materiality, in which case such representation and warranty shall be true and correct in all respects; and

(i) the Administrative Agent shall have received a certificate from an officer of the Borrower certifying to the accuracy of the conditions precedent contained in clauses (g) and (h) above.

The Administrative Agent shall promptly notify the Borrower, the Lenders and each other party to this Agreement of the Closing Date, and such notice shall be conclusive and binding.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

The Borrower represents and warrants on the Closing Date that:

Section 4.01. Legal Existence and Power. The Borrower is an entity duly organized, validly existing and (where the concept exists under the laws of that jurisdiction) in good standing under the laws of its jurisdiction of organization, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted except where the failure to have such power or possess such licenses, authorizations, consents and approvals would not have a Material Adverse Effect.

Section 4.02. Legal and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and its Notes are within the Borrower’s legal powers, have been duly authorized by all necessary legal action, require no action by or in respect of, or filing with, any Governmental Authority and do not materially contravene, or constitute a material default under, any provision of applicable law or regulation or of the organizational documents, by-laws or articles of association of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Consolidated Subsidiaries.

Section 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower, and each Note, if and when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower, in each case subject to applicable bankruptcy, insolvency, receivership, examinership, moratorium, reorganization and other similar laws of general application affecting creditors’ rights and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.04. Financial Information.

(a) The audited consolidated balance sheets and related statements of income, shareholders’ equity and cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal year ended September 30, 2018, a copy of which has been delivered to the Administrative Agent, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b) [Reserved].

(c) Since September 30, 2018 there has been no material adverse change in the business, financial position or results of operations of the Combined Companies, considered as a whole.

Section 4.05. Litigation. Except as set forth in the Borrower’s reports on Form 8-K, Form 10-K and Form 10-Q filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 prior to the Closing Date, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened in writing against, the Borrower or any of its Consolidated Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could reasonably be expected to materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of this Agreement or the Notes.

Section 4.06. Compliance with ERISA. Except to the extent the following could not reasonably be expected to have a Material Adverse Effect, each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. Except to the extent the following could not reasonably be expected to have a Material Adverse Effect, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, in each case, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 4.07. Environmental Matters. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its respective Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is or has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 4.08. Not an Investment Company. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.09. Full Disclosure. All information heretofore furnished in writing by the Borrower to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished in writing by the Borrower to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is stated or certified. As of the Closing Date, the Borrower has disclosed to the Lenders in writing any and all facts which materially and adversely affect the business, operations or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement.

Section 4.10. Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions. Neither the Borrower nor any Subsidiary of the Borrower or, to the knowledge of the Borrower, any director, officer, agent, employee or affiliate of the Borrower or any of its Subsidiaries that, in each such case, is acting or benefitting in any capacity in connection with the Loans, (i) is currently the subject of any Sanctions or (ii) is located, organized or residing in any Designated Jurisdiction. Neither the Borrower nor any Subsidiary of the Borrower will, directly or, to its knowledge, indirectly, use or lend, contribute, provide or otherwise make available the proceeds of any extension of credit made pursuant to the terms of this Agreement to any subsidiary, joint venture partner, or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) except to the extent permissible for a Person required to comply with Sanctions, to fund any activity or business in, of or with, any Designated Jurisdiction or to fund any activity or business of or with any Person located, organized or residing, to the knowledge of the Borrower, in any Designated Jurisdiction or who is, or who, to the knowledge of the Borrower, is 50% or more owned by one or more Persons who are, listed in any Sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury, or (c) in a manner that will (to the knowledge of the Borrower) result in any violation by the Borrower or any Subsidiary of the Borrower of Sanctions, to the extent such violation in this clause (c) is reasonably expected to have a Material Adverse Effect.

Section 4.11. Margin Regulations. The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.

ARTICLE 5

COVENANTS

The Borrower agrees, from and after the Closing Date, that, so long as any Lender has any Commitment hereunder or any principal, interest or fees payable hereunder remain unpaid:

Section 5.01. Information. The Borrower will deliver to the Administrative Agent for further delivery to each of the Lenders:

(a) as soon as available and in any event within 95 days after the end of each fiscal year of the Borrower, a consolidated statement of financial position of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, cash flow and shareholders’ or members’ equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all set forth in accordance with generally accepted accounting principles and reported on in a manner acceptable to the Securities and Exchange Commission by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated statement of financial position of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flow for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end audit adjustments and the absence of footnotes) as to fairness of presentation, generally accepted accounting principles and consistency (except as otherwise indicated therein) by the chief financial officer or the chief accounting officer of the Borrower;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Borrower (i) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto and (ii) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.07 on the date of such financial statements;

(d) as soon as practicable under the circumstances, after any executive officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(e) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(f) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

(g) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which could reasonably be expected to constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose any material liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any material payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement, in each case, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security to secure a material obligation, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take with respect to such occurrence; and

(h) from time to time such additional information regarding the financial position or business of the Borrower and its Consolidated Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

Information required to be delivered pursuant to subsections (a), (b), (e) or (f) above shall be deemed to have been delivered on the date on which the Borrower posts such information on the Borrower’s website on the Internet at the website address www.johnsoncontrols.com (or at another website identified in a notice to the Administrative Agent, which notice may be included in a certificate delivered pursuant to subsection 5.01(c)) accessible by the Administrative Agent without charge, or such information becomes publicly available on the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval system (or any successor thereto).

Section 5.02. Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Consolidated Subsidiaries to pay and discharge, at or before maturity, all material income and other taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except where the same may be contested in good faith by appropriate action, and will maintain, and will cause each of its Consolidated Subsidiaries to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

Section 5.03. Maintenance of Property; Insurance.

(a) The Borrower will, to the best of its ability, keep, and will cause each of its Consolidated Subsidiaries to keep, all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will, and will cause each of its Consolidated Subsidiaries to, maintain (either in the name of the Borrower or in such Consolidated Subsidiary’s own name) insurance on all their respective properties in at least such amounts, and with such reasonable amounts of self-insurance, and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Administrative Agent, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

Section 5.04. Conduct of Business and Maintenance of Existence. (a) The Borrower will preserve, renew and keep in full force and effect, and will cause each of its Consolidated Subsidiaries to preserve, renew and keep in full force and effect, their respective legal existence; provided that nothing in this Section 5.04(a) shall prohibit (i) any transaction expressly permitted by Section 5.09 or (ii) the termination of the legal existence of any Consolidated Subsidiary if the Borrower in good faith determines that such termination (x) is in the best interest of the Borrower and (y) is not materially disadvantageous to the Lenders.

(b) The Borrower will preserve, renew and keep in full force and effect, and will cause each of its Consolidated Subsidiaries to preserve, renew and keep in full force and effect their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.05. Compliance with Laws. The Borrower will comply, and cause each of its Consolidated Subsidiaries to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings and except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. The Borrower will implement and maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

Section 5.06. Inspection of Property, Books and Records. The Borrower will keep, and will cause each of its Consolidated Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each of its Consolidated Subsidiaries to permit, representatives of any Lender at such Lender’s expense to visit and inspect any of their respective properties, to examine any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants in the presence of such officers, all at such reasonable times and as often as may reasonably be desired.

Section 5.07. Minimum Consolidated Shareholders’ Equity. Consolidated Shareholders’ Equity will at no time be less than $3,500,000,000.

Section 5.08. Negative Pledge. Neither the Borrower nor any Consolidated Subsidiary of the Borrower will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens existing on the date of this Agreement securing Debt outstanding or committed for on the date of this Agreement and, to the extent securing Debt in an aggregate principal amount in excess of $10,000,000, set forth on Schedule 5.08;

(b) any Lien existing on any asset of any entity at the time such entity becomes a Consolidated Subsidiary and not created in contemplation of such event;

(c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing an amount not to exceed all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

(d) any Lien on any asset of any entity existing at the time such entity is merged or consolidated with or into the Borrower or a Consolidated Subsidiary and not created in contemplation of such event;

(e) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Consolidated Subsidiary of the Borrower and not created in contemplation of such acquisition;

(f) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section 5.08, to the extent that such Debt is not increased (except as grossed-up for the customary fees and expenses incurred in connection with such refinancing, extension, renewal or refunding and except as a result of the capitalization or accretion of interest) and is not secured by any additional assets;

(g) Liens arising in the ordinary course of its business which (i) do not secure Debt, (ii) in the case of judgment, attachment or other similar Liens in connection with legal proceedings, do not secure any obligation in an amount exceeding $200,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(h) Liens on proceeds of any assets permitted to be subject to any Lien permitted by this Section 5.08;

(i) Liens arising in connection with the defeasance, discharge and/or redemption of Debt as contemplated by the definition of Debt;

(j) Liens on any amounts held by a trustee or other escrow agent under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions; and

(k) Liens not otherwise permitted by the foregoing clauses of this Section 5.08 securing Debt in an aggregate principal amount at any time outstanding not to exceed on the date of incurrence thereof 10% of Consolidated Shareholders’ Equity.

For purposes of determining compliance with this Section 5.08, no Default shall be deemed to have occurred solely as a result of changes in exchange rates for an obligation denominated in a currency other than Dollars (provided that calculations made for a subsequent obligation incurred shall take into account such changes in exchange rates) occurring after the time any Lien is created or assumed.

Section 5.09. Consolidation, Mergers and Sales of Assets. The Borrower shall not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer (excluding, for the avoidance of doubt, the creation of any Lien permitted under Section 5.08), directly or indirectly, all or substantially all of the assets of the Borrower and its Consolidated Subsidiaries, taken as a whole, to any other Person; provided that (A) the Borrower may consolidate or merge with another Person if the Borrower is the entity surviving such consolidation or merger and if, immediately after giving effect to such merger or consolidation, no Default shall have occurred and be continuing, (B) [reserved], (C) [reserved] and (D) the Borrower may consummate a Holding Company Reorganization so long as after giving effect thereto, (v) no Default shall have occurred and be continuing, (w) the Holding Company shall have assumed, pursuant to an instrument in form and substance reasonably satisfactory to the Administrative Agent, the obligations of the Borrower under this Agreement, (x) the Administrative Agent shall have received an opinion of counsel with respect to the Holding Company (which, in the case of certain customary matters pertaining to the Holding Company, may include internal counsel for the Holding Company) (covering customary legal matters for an unsecured bank loan financing) and such other evidence of compliance herewith as the Administrative Agent may reasonably request in form and substance reasonably satisfactory to the Administrative Agent and (y) the Borrower shall have provided the Administrative Agent and the Lenders 30 days prior notice of the Holding Company Reorganization, and the Holding Company shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation and other information relating to such Holding Company that is required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Act and, if the Holding Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification.

Section 5.10. Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Borrower for general business purposes. None of such proceeds will be used, directly or indirectly (i) for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock in violation of Regulation U or (ii) in a manner that will (to the knowledge of the Borrower) result in any violation by the Borrower or any Subsidiary of the Borrower of Sanctions, to the extent such violation in this clause (ii) is reasonably expected to have a Material Adverse Effect.

ARTICLE 6

DEFAULTS

Section 6.01. Events of Default. If, on or after the Closing Date, one or more of the following events (each an “Event of Default”) shall have occurred and be continuing:

(a) any principal of any Loan shall not be paid when due, or any interest, any fees or any other amount payable hereunder, shall not be paid within five Domestic Business Days of the due date therefor;

(b) the Borrower shall fail to observe or perform any covenant contained in Sections 5.07 to 5.10, inclusive;

(c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Borrower by the Administrative Agent at the request of any Lender;

(d) [Reserved];

(e) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(f) the Borrower or any Consolidated Subsidiary shall fail to make any payment in respect of any Material Debt when due or within any applicable grace period;

(g) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (any applicable grace or cure period having expired) the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof; provided that none of the following shall give rise to a Default: (i) the obligation of the Borrower or any Subsidiary thereof to prepay or repurchase, or offer to prepay or repurchase, Debt of an acquired Person pursuant to change-of-control provisions in the documentation governing such Debt, (ii) any Default under Debt of an acquired Person that is cured, or which Debt is repaid, within 60 days after the consummation of the acquisition of such Person; (iii) Debt that becomes due as a result of the voluntary transfer of assets securing such Debt; and (iv) prepayments of Debt which are mandatory under the terms of the documentation governing such Debt by reason of the receipt of net cash proceeds of other Debt, of dispositions (including, without limitation, as the result of casualty events and governmental takings) or of equity issuances or by reason of excess cash flow;

(h) the Borrower or any Significant Subsidiary of the Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any legal action to authorize any of the foregoing;

(i) an involuntary case or other proceeding shall be commenced against the Borrower or any Significant Subsidiary of the Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Significant Subsidiary of the Borrower under the federal bankruptcy laws as now or hereafter in effect;

(j) any member of the ERISA Group shall fail to pay when due an amount which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans, and in each of the foregoing cases, such event or condition could reasonably be expected to have a Material Adverse Effect;

(k) a judgment or order for the payment of money in excess of $200,000,000 shall be rendered against the Borrower or any Significant Subsidiary of the Borrower and such judgment or order shall continue unsatisfied and unstayed for the shorter of (x) a period of 30 days and (y) the period during which a request or proceeding for stay of enforcement of such judgment or order is permitted under the rules of the relevant jurisdiction; or

(l) (i) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 40% or more of the outstanding ordinary shares of the Borrower; or (ii) during any period of 18 consecutive calendar months (commencing with the Closing Date for the first such period until 18 calendar months has elapsed since the Closing Date), individuals who were directors of the Borrower on the first day of such period (together with any new directors whose election by the Borrower’s board of directors or whose nomination for election by the Borrower’s shareholders was approved by a vote of at least two-thirds of the directors who either were directors at the beginning of such period or whose election or nomination was previously so approved) shall cease to constitute at least a majority of the board of directors of the Borrower; provided that (I) notwithstanding the foregoing, a transaction will not be deemed to constitute an Event of Default under clause (i) above if (A) the Borrower becomes a direct or indirect wholly-owned Subsidiary of a Holding Company pursuant to a Holding Company Reorganization and (B)(1) the direct or indirect holders of the voting interests of the outstanding shares of common stock (or the equivalent) of such Holding Company immediately following that transaction are substantially the same as the holders of the voting interests of the Borrower’s outstanding ordinary shares immediately prior to that transaction or (2) immediately following that transaction no person or group of persons (defined as provided in clause (i) above) (other than a Holding Company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 40% of the voting interests of the outstanding shares of common stock (or the equivalent) of such Holding Company and (II) if a Holding Company Reorganization shall have occurred, clause (ii) above shall apply as if the Borrower prior thereto and the Borrower subsequent thereto were the same Person;

then, and in every such event, the Administrative Agent shall (i) if requested by Lenders having more than 50% in aggregate amount of the undrawn Commitments, by notice to the Borrower terminate the undrawn Commitments and they shall thereupon terminate, and (ii) if requested by Lenders holding more than 50% in aggregate principal amount of the Loans, by notice to the Borrower declare the Loans (together with accrued interest thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice (except as set forth herein) of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause 6.01(h) or 6.01(i) above with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 6.02. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

ARTICLE 7

THE ADMINISTRATIVE AGENT

Section 7.01. Appointment and Authorization. Each Lender irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

Section 7.02. Administrative Agent and Affiliates. U.S. Bank National Association shall have the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and U.S. Bank National Association and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Consolidated Subsidiary or affiliate of the Borrower as if it were not the Administrative Agent.

Section 7.03. Action by Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

Section 7.04. Consultation with Experts. The Administrative Agent shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it.

Section 7.05. Liability of Administrative Agent. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct.

Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any Borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3 except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes, or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

Section 7.06. Indemnification. Each Lender shall, ratably in accordance with its undrawn Commitment and Loans, indemnify the Administrative Agent, its affiliates and its directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct as found by a final, non-appealable judgment of a court of competent jurisdiction) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder or thereunder.

Section 7.07. Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 7.08. Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower so long as no Event of Default exists under clauses (a), (h) or (i) of Section 6.01, to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Whether or not a successor has been appointed, such resignation shall become effective on the date specified by the retiring Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

Section 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Currency Loan:

(a) the Administrative Agent determines that adequate and fair means do not exist for determining the applicable Eurodollar Rate for such Interest Period, or

(b) Lenders having more than 50% of the aggregate amount of the undrawn Commitments and Loans advise the Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Euro-Currency Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon, until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist (which the Administrative Agent shall do promptly after becoming aware thereof), (i) the obligations of the Lenders to make Euro-Currency Loans, or to continue or convert outstanding Loans as or into Euro-Currency Loans, shall be suspended and (ii) each outstanding Euro-Currency Loan shall be prepaid (or converted into a Base Rate Loan) on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least one Domestic Business Day before the date of any Euro-Currency Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

Section 8.02. Illegality. If a Change in Law shall make it unlawful or impossible for any Lender (or its Euro-Currency Lending Office) to make, maintain or fund its Euro-Currency Loans to the Borrower and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist (which notice such Lender shall give promptly after such circumstances cease to exist), the obligation of such Lender to make Euro-Currency Loans to the Borrower shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section 8.02, such Lender shall designate a different Euro-Currency Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender. If such notice is given, each affected Euro-Currency Loan of such Lender then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Euro-Currency Loan if such Lender may lawfully continue to maintain and fund such Loan as a Euro-Currency Loan to such day or (b) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan as a Euro-Currency Loan to such day.

Section 8.03. Increased Cost and Reduced Return.

(a) If a Change in Law shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Currency Loan any such requirement with respect to which such Lender is entitled to compensation during the relevant Interest Period under Section 2.14), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) or on the London interbank market any other condition affecting its Euro-Currency Loans (other than with respect to taxes), its Note(s) or its obligation to make Euro-Currency Loans and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Euro-Currency Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Note(s) with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender shall have determined that a Change in Law (other than with respect to taxes) has or would have the effect of reducing the rate of return on capital or liquidity of such Lender (or its Lender Parent) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its Lender Parent) could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Lender Parent) for such reduction.

(c) If after the date of this Agreement, a Change in Law shall subject any Lender to any taxes (other than (i) Taxes imposed on or with respect to any payment made by the Borrower hereunder or under any Notes and (ii) Excluded Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(d) Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, and/or any Change in Law which will entitle such Lender to compensation pursuant to this Section 8.03 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section 8.03 and setting forth the additional amount or amounts to be paid to it hereunder and the calculation of such amount or amounts in reasonable detail shall be delivered to the Borrower contemporaneously with any demand for payment hereunder and shall be conclusive in the absence of clearly demonstrable error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(e) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 8.03 shall not constitute a waiver of such Lender’s right to demand such compensation, as the case may be; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 8.03 for any increased costs or reductions incurred more than 120 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor and of the amount of such compensation; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

(f) No Lender shall demand compensation pursuant to this Section 8.03 unless such Lender certifies in writing to the Borrower that it is making corresponding demands on similarly situated borrowers in comparable credit facilities to which such Lender is a party.

(g) This Section 8.03 (i) shall not entitle any Lender to compensation in respect of any Excluded Taxes, (ii) shall not apply to (A) Taxes for which the Borrower is required to provide indemnification under Section 8.04 or (B) Other Taxes, it being understood that Taxes and Other Taxes shall be governed by Section 8.04, and (iii) shall not relieve any Lender of any obligation pursuant to Section 8.04.

Section 8.04. Taxes.

(a) Except as required by applicable law, any and all payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Lender and the Administrative Agent, taxes imposed on or measured by its net income, and franchise, branch profits or similar taxes, in each case, (x) imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof or (y) that are Other Connection Taxes, (ii) in the case of each Lender, taxes imposed on or measured by its net income, and franchise, branch profits or similar taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, (iii) any U.S. federal withholding taxes imposed under FATCA and (iv) any withholding tax on payments of interest made or similar income made or ascribed by a paying agent established in Luxembourg to or for the immediate benefit of a Luxembourg resident individual in accordance with the Luxembourg laws of December 23, 2005 (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as its “Taxes”, and all such excluded taxes being hereinafter referred to as its “Excluded Taxes”). If the Borrower or the Administrative Agent (the “Withholding Agent”) shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (i) the sum payable by the Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Withholding Agent shall make such deductions, (iii) such Withholding Agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) if the Withholding Agent is the Borrower, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 11.01, the original or a certified copy of a receipt evidencing payment thereof, or other evidence reasonably acceptable to the Administrative Agent.

(b) A payment shall not be increased under Section 8.04(a) above by reason of a deduction or withholding of any Tax imposed by Ireland from any such payment, where on the date on which the payment falls due the payment could have been made to the relevant Lender or Participant, as the case may be, without any such deduction or withholding if the Lender or Participant, as the case may be, had been a Qualifying Lender, but on that date that Lender or Participant, as the case may be, is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender or Participant, as the case may be, under this Agreement in (or in the interpretations, administration or application of) any law or published practice of published concession of any relevant taxing authority.

(c) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note, except any Luxembourg registration duties (droits d’enregistrement) and/or stamp duties (droits de timbre) payable in the case of voluntary registration, submission or filing of any document with respect to this Agreement or any Note with the Administration de l’Enregistrement des Domaines in Luxembourg, which shall mean that such registration, submission or filing is (i) not mandatory or (ii) not required to maintain, defend or preserve the rights of a party under any document with respect to this Agreement or any Note (hereinafter referred to as “Other Taxes”).

(d) The Borrower agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid or payable by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, the Borrower shall not be obligated to indemnify any party hereunder pursuant to this Section for penalties, interest or similar liabilities arising therefrom or with respect thereto to the extent such penalties, interest or similar liabilities are attributable to the gross negligence or willful misconduct by such party. In addition, the Borrower agrees to indemnify the Administrative Agent and each Lender for all Excluded Taxes and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case to the extent that such Excluded Taxes result from any payment or indemnification pursuant to this Section 8.04(d) for Taxes or Other Taxes imposed by any jurisdiction other than the United States, Ireland or Luxembourg. This indemnification shall be made within 15 days from the date such Lender or the Administrative Agent (as the case may be) makes demand therefor.

(e) An indemnity payment shall not be payable under Section 8.04(d) above with respect to any Tax imposed by Ireland and assessed on a Lender or Participant, as the case may be, to the extent that Tax:

(i) is compensated for by an increased payment under Section 8.04(a); or

(ii) would have been compensated for by an increased payment under Section 8.04(a) but was not so compensated solely because one of the exclusions in Section 8.04(b) applied.

(f) Any Lender or Participant, as the case may be, that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation, or information, reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding, or evidence entitlement to exemption from or reduction of withholding tax. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, or information reasonably requested by the Borrower or the Administrative Agent, as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the following clauses of this Section 8.04) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(g) Without limiting the foregoing, at the times indicated herein, each Lender organized under the laws of a jurisdiction outside the United States shall provide the Borrower and the Administrative Agent with executed originals of Internal Revenue Service form W-8BEN, W-8BEN-E, W-8IMY (accompanied by a form W-8ECI, W-8BEN, W-8BEN-E, W-9 and other certification documents from each beneficial owner, as applicable) or W-8ECI (in each case accompanied by any statements which may be required under applicable Treasury regulations), as appropriate, or any successor form prescribed by the Internal Revenue Service. Such forms shall certify that such Lender is entitled to receive payments under this Agreement (i) without deduction or withholding of any United States federal income taxes or (ii) subject to a reduced rate of United States federal withholding tax, unless, in each case of clause (i) and (ii) of this Section 8.04(g), an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or which would prevent the Lender from duly completing and delivering any such form with respect to it and the Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of such taxes. Such forms shall be provided (x) on or prior to the date of the Lender’s execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof, and on or prior to the date on which it becomes a Lender in the case of each other Lender, and (y) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by the Lender. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States or Irish interest withholding tax rate in excess of zero, United States or Irish withholding tax at such rate shall be considered excluded from “Taxes” as defined in Section 8.04(a), unless the assignor of such Lender was entitled, at the time of such assignment, to receive additional amounts from the Borrower with respect to such withholding taxes pursuant to Section 8.04(a). In addition, to the extent that for reasons other than a change of treaty, law or regulation any Lender becomes subject to an increased rate of United States or Irish interest withholding tax while it is a party to this Agreement, United States or Irish withholding tax at such increased rate shall be considered excluded from “Taxes” as defined in Section 8.04(a).

(h) Any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), executed originals of Internal Revenue Service form W-9 certifying, to the extent such Lender is legally entitled to do so, that such Lender is exempt from U.S. Federal backup withholding tax.

(i) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this Section 8.04(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement, whether or not included in the definition of FATCA.

(j) Each Lender agrees that if any form, information or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form, information or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(k) Each Lender, on or prior to the date it becomes a party hereto, shall inform the Borrower and the Administrative Agent whether it is a Qualifying Lender by completing and providing to the Administrative Agent and Borrower a Qualifying Lender Confirmation. Each Lender party hereto as of the Closing Date hereby confirms to the Borrower that such Lender is a Qualifying Lender, and the Borrower hereby acknowledges and agrees that no such Lender shall be required to complete or provide such Qualifying Lender Confirmation. Each Lender shall upon reasonable written request from the Borrower or Administrative Agent provide an updated Qualifying Lender Confirmation.

(l) If the Lender fails to provide a Qualifying Lender Confirmation in accordance with Section 8.04(k) above, then that Lender shall be treated for the purposes of this Agreement (including by the Borrower) as if it is not a Qualifying Lender until such time as it notifies the Borrower which category applies. Each Lender, upon reasonable written request from the Borrower from time to time shall, if applicable, provide such information as may be required to enable the Borrower to comply with Sections 891A, 891E, 891F and 891G TCA (and any regulations made thereunder).

(m) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form or information in accordance with this Section 8.04 (unless such failure is excused by the terms of this Section 8.04), such Lender shall not be entitled to indemnification under this Section 8.04 with respect to Taxes imposed as a result of such Lender’s failure to provide such form or information; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form or information required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(n) Each Lender shall severally indemnify the Administrative Agent for any Taxes and Excluded Taxes (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and Excluded Taxes and without limiting the obligation, if any, of the Borrower to do so), in each case attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date the Administrative Agent makes demand therefor.

(o) Each party’s obligations under this Section 8.04 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

(p) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes, Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes, Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses with respect to such refund of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 8.05. Base Rate Loans Substituted for Affected Euro-Currency Loans. If (i) the obligation of any Lender to make, or to continue or convert outstanding Loans as or to, Euro-Currency Loans to the Borrower has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03 or 8.04 with respect to its Euro-Currency Loans and the Borrower shall, by at least five Euro-Currency Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans which would otherwise be made by such Lender as (or continued as or converted to) Euro-Currency Loans to the Borrower shall instead be Base Rate Loans on which interest and principal shall be payable contemporaneously with the related Euro-Currency Loans of the other Lenders. If such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Euro-Currency Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Currency Loans of the other Lenders.

Section 8.06. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation (or provides notice of an intent to request compensation) under Section 8.03, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 8.04, then such Lender shall use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 8.03 or 8.04, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender or its Participant requests compensation (or provides notice of an intent to request compensation) under Section 8.03, or if the Borrower is required to pay any additional amount to any Lender or its Participant or any Governmental Authority for the account of any Lender or its Participant pursuant to Section 8.04, or if any Lender becomes a Defaulting Lender or invokes Section 8.02, or if any Lender shall refuse to consent to any waiver, amendment or other modification that would otherwise require such Lender’s consent but to which the Required Lenders have consented, or if the credit (or similar) rating of any Lender (or a Lender Parent thereof) by one or more of S&P, Moody’s, Fitch or any other nationally recognized statistical rating organization shall at any time be lower than BBB/Baa2/BBB (or the equivalent), or if, as to any Lender, such Lender and Lender Parent thereof shall at any time have no credit (or similar) rating in effect by at least one such organization, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.06), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 8.03 or payments required to be made pursuant to Section 8.04, such assignment will result in a reduction in such compensation or payments.

ARTICLE 9

[RESERVED]

ARTICLE 10

[RESERVED]

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices; Service of Process

(a) All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party: (i) in the case of the Borrower at its address or facsimile number set forth below, (ii) in the case of the Administrative Agent, at its address or facsimile number set forth below, (iii) in the case of any Lender, at its address or facsimile number set forth in its Administrative Questionnaire or (iv) in the case of any party, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective (x) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 11.01 and the appropriate answerback is received, (y) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (z) if given by any other means, when delivered at the address specified in this Section 11.01; provided that notices to the Administrative Agent under Article 2 or Article 8 shall not be effective until received.

Borrower’s Address:

Johnson Controls International PLC

c/o Johnson Controls, Inc.

Attention: Treasurer

5757 North Green Bay Avenue

Post Office Box 591

Milwaukee, WI 53209

Fax: (414) 524-2443

Email: frank.a.voltolina@jci.com

Administrative Agent’s Address:

U.S. Bank National Association

Attention: Caroline V. Krider

777 East Wisconsin Avenue

Milwaukee, WI 53202

Fax: (414) 765-4632

Email: caroline.krider@usbank.com

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) The Borrower hereby irrevocably designates and appoints JCI as its authorized agent to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding in connection with this Agreement and the other Loan Documents and hereby consents to process being served upon JCI in any such suit, action or proceeding. The Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service and agrees that such service shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to it. Nothing in this provision shall affect the right of the Administrative Agent or the Lenders to serve process in any other manner permitted by law or limit the right of the Administrative Agent or the Lenders to bring proceedings against the Borrower in the courts of any jurisdiction or jurisdictions. Such designation and appointment shall be irrevocable until all obligations under the Loan Documents shall have been paid in full in accordance with the provisions hereof. If such agent shall cease so to act, the Borrower covenants and agrees to designate irrevocably and appoint without delay another such agent reasonably satisfactory to the Administrative Agent and to deliver promptly to the Administrative Agent evidence in writing of such other agent’s acceptance of such appointment.

Section 11.02. No Waivers. No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.03. Expenses; Indemnification.

(a) The Borrower shall reimburse (i) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lead Arranger (including due diligence expenses, syndication expenses, travel expenses and reasonable fees, charges and disbursements of one firm of counsel for the Administrative Agent and the Lead Arranger (and if reasonably necessary, one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, one additional local counsel in any relevant jurisdiction)) incurred in connection with the preparation of this Agreement and any related documentation or the administration, amendment, modification or waiver hereof or thereof and (ii) if an Event of Default occurs, all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and each Lender, including the fees and disbursements of one firm of counsel (and if reasonably necessary, one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, one additional local counsel in any relevant jurisdiction) in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b) The Borrower agrees to indemnify and hold harmless each Lender, the Administrative Agent and each of their respective affiliates and their respective officers, directors, employees, advisors, and agents (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities (including Environmental Liabilities) to which any such Indemnified Person may become subject arising out of or in connection with the Loan Documents, the use of the proceeds of Loans hereunder or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto and regardless of whether brought by a third party or by the Borrower or any of its affiliates (any of the foregoing, a “Proceeding”), and to reimburse each Indemnified Person upon demand for any reasonable and documented legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that (i) the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (A) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of such Indemnified Person or any of its Related Persons, (B) to the extent resulting from any Proceeding that does not involve an act or omission of the Borrower and its Consolidated Subsidiaries or any of their respective affiliates and that is brought by an Indemnified Person solely against another Indemnified Person, other than claims against any Lender or the Lead Arranger or the Administrative Agent in its capacity in fulfilling its role as an agent or arranger under the Loan Documents, in each case as found by a final, non-appealable judgment of a court of competent jurisdiction or (C) to the extent resulting from a material breach by such Indemnified Person or any Related Person thereof of its obligations under the Loan Documents as found by a final, non-appealable judgment of a court of competent jurisdiction. No Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnified Person or any Related Person thereof to the extent found by a final non-appealable judgment of a court of competent jurisdiction), it being understood that the use of electronic telecommunications or other information transmission systems will not itself constitute bad faith, gross negligence or willful misconduct. No Indemnified Person shall be liable for any special, indirect, consequential or punitive damages in connection with the Loan Documents. For purposes hereof, a “Related Person” of an Indemnified Person means (a) any controlling person, controlled affiliate or subsidiary of such Indemnified Person, (b) the respective directors, officers or employees of such Indemnified Person or any of its subsidiaries, controlled affiliates or controlling persons and (c) the respective agents and advisors of such Indemnified Person or any of its subsidiaries, controlled affiliates or controlling persons; provided, that each reference to a controlled affiliate, controlling person, director, officer or employee in this sentence pertains to a controlled affiliate, controlling person, director, officer or employee involved in the negotiation of the Loan Documents. The Borrower shall not be liable to the Administrative Agent, Lead Arranger or any Indemnified Person for any special, indirect, consequential or punitive damages in connection with the Loan Documents; provided that this sentence shall not limit the Borrower’s indemnification obligations as set forth in this paragraph.

Section 11.04. Sharing of Set-offs. Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to the Loans held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due with respect to the Loans held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section 11.04 shall impair the right of any Lender or its affiliates to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness hereunder. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in the Loans, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

Section 11.05. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if the rights or duties of the Administrative Agent are affected thereby, by it); provided that no such amendment or waiver shall:

(a) unless signed by each directly affected Lender, (i) increase or extend the Commitment of any Lender, (ii) reduce the principal of or rate of interest on any Loan or any interest thereon or any fees hereunder (other than any amendment or waiver with respect to the application of any default rate of interest), (iii) postpone the date fixed for any payment of principal of or interest on any Loan or interest thereon or any fees hereunder or for termination of any Commitment, (iv) [reserved] or (v) modify the right of a Lender to receive a pro rata share of payments as provided herein; or

(b) unless signed by all the Lenders, change the definition of “Required Lenders” or the provisions of this Section 11.05.

Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent (but without the consent of any Lender) to the extent necessary to cure any ambiguity, omission, error, defect or inconsistency.

Section 11.06. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Lenders.

(b) Any Lender may at any time grant to one or more Persons (other than a natural Person or a Disqualified Institution) (each a “Participant”) participating interests in its Commitment and/or any or all of its Loans. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and/or obligations hereunder. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision hereof; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (a) of Section 11.05 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement and subject to Section 11.06(e) below, be entitled to the benefits of Section 2.14 and Article 8 (other than Section 8.01 and Section 8.02) with respect to its participating interest. An assignment or other transfer which is not permitted by subsection 11.06(c), 11.06(d) or 11.06(f) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection 11.06(b). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent clearly demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent shall be under no obligation to maintain any Participation Register in its capacity as administrative agent hereunder. Each Lender that sells a participation pursuant to this Section 11 shall notify the Administrative Agent of the amount of the principal amounts of each such Participant’s participation interest with respect to such Lender’s rights and obligations under this Agreement and shall obtain a Qualifying Lender Confirmation, completed and signed by or on behalf of the Participant, and shall procure an undertaking from the Participant that it will comply with the provisions of subclauses (k) and (l) of Section 8.04 as if it were a Lender.

(c) Any Lender may at any time assign to one or more banks or other institutions other than a Disqualified Institution (each an “Assignee”) all, or a proportionate part (equivalent to an initial Commitment of not less than $10,000,000) of all, of its rights and obligations under this Agreement and the

Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit G hereto executed by such Assignee and such transferor Lender, with (and subject to) the consent of the Administrative Agent and, so long as no Event of Default exists under clauses (a), (h) or (i) of Section 6.01, the Borrower, such consents not to be unreasonably withheld or delayed; provided that (i) if an Assignee is a Lender Affiliate of such transferor Lender or was a Lender immediately prior to such assignment, no such consent of the Borrower shall be required and (ii) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 15 Domestic Business Days after having received notice thereof. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment and/or Loan as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the Assignee. In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in New York a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent clearly demonstrative error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank (or other central bank having jurisdiction over such Lender). No such assignment shall release the transferor Lender from its obligations hereunder.

(e) No Assignee, Participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(f) Notwithstanding anything to the contrary contained in this Section 11.06, but subject to the terms and conditions set forth in this subsection (f), any Lender may from time to time, elect to designate a Conduit to provide all or any part of any Loan required to be made by such Lender pursuant to this Agreement or to acquire a participation interest in any Loans extended by such Lender hereunder (a “Conduit Designation”), provided the designation of a Conduit by any Lender for purposes of this Section 11.06(f) shall be subject to the approval of the Borrower, which shall not be unreasonably withheld. No additional Note shall be required with regard to a Conduit Designation; provided, however, to the extent any Conduit shall advance funds under a Conduit Designation, the designating Lender shall be deemed to hold the Note in its possession as an administrative agent for such Conduit to the extent of the Loan funded by such Conduit. Notwithstanding any such Conduit Designation, (x) the designating Lender shall remain solely responsible to the other parties hereto for its obligations under this Agreement and (y) the Borrower and the Administrative Agent may continue to deal solely and directly with the designating Lender as Administrative Agent for such designating Lender’s Conduit, in connection with all of such Conduit’s rights and obligations under this Agreement, unless and until the Borrower and the Administrative Agent are notified that the designating Lender has been replaced as Administrative Agent for its Conduit; any payments for the benefit of any designating Lender and its Conduit shall be paid to such designating Lender for itself as Administrative Agent for its Conduit, as applicable; provided neither the Administrative Agent nor the Borrower shall be responsible for any designating Lender’s application of any such payments. In addition, any Conduit may (i) with notice to, but without the consent of the Borrower and the Administrative Agent, and without paying any processing fee therefor, assign all or portions of its interest in any Loans to the Lender that designated such Conduit or to any financial institutions consented to by the Borrower and the Administrative Agent providing liquidity and/or credit facilities to or for the account of such Conduit to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any guarantee, surety, credit or liquidity enhancement to such Conduit.

(g) Each party to this Agreement hereby agrees that, at any time a Conduit Designation is in effect, it shall not institute against, or join any other person in instituting against, any Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law, for one year and a day after the latest maturing commercial paper note issued by such Conduit is paid. This Section 11.06(g) shall survive the termination of this Agreement.

Section 11.07. Collateral. Each of the Lenders represents to the Administrative Agent and each of the other Lenders that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 11.08. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. The Borrower and each Lender hereby submits, to the fullest extent permitted by applicable law, to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the Transactions. The Borrower and each Lender irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 11.09. Counterparts; Integration; Severability. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.10. Waiver of Jury Trial. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.11. Confidentiality.

(a) The Lenders agree not to disclose, directly or indirectly, any information obtained from or on behalf of the Borrower or any of its respective Subsidiaries or affiliates in connection with this Agreement and will keep such information confidential; provided that (i) each Lender may use, retain and disclose any such information to its affiliates, and its and its affiliates’ directors, officers, agents, employees, insurance brokers, counsel, public accountants, direct or indirect providers of credit protection, any Assignees, Participants, potential Assignees and Participants (each, a “Permitted Party”) and any governmental agency or instrumentality or other supervisory body requesting such disclosure, provided that any Permitted Party shall have agreed to keep such information confidential in accordance with this Section 11.11, (ii) each Lender may use, retain and disclose any such information which has been publicly disclosed (other than by such Lender or any Lender Affiliate thereof in breach of this Section 11.11), and (iii) to the extent that such Lender may have received a subpoena or other legal demand for such information, such Lender may disclose such information; provided that such Lender shall notify the Borrower of such demand (to the extent permitted by law and as promptly as practicable) and shall cooperate with the Borrower, at the Borrower’s expense, to take actions necessary to obtain a protective order limiting the scope of the demand and the use and disclosure of such information. In the event a Lender has not entered into a confidentiality agreement with a Permitted Party containing provisions substantially similar to those in this Section 11.11(a) with the Borrower as an express intended beneficiary, such Lender shall remain responsible for compliance by such Permitted Parties with the provisions of this Section 11.11(a).

(b) The parties hereby agree that, from the commencement of discussions with respect to the Transactions, each party (and each employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as such terms are used in Sections 6011, 6111 and 6112 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder) of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

Section 11.12. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent (including any such request on behalf of any Lender), provide all documentation and other information that the Administrative Agent (or such Lender) reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 11.13. [reserved]

Section 11.14. Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

As used herein, the following terms have the following meanings:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 11.15. Acknowledgments. The relationship between the Borrower, on the one hand, and the Lead Arranger and the Lenders, on the other hand, will be solely that of obligor and lender, and no fiduciary duty on the part of any of the Lead Arranger or the Lenders will be deemed to have arisen in connection with any of the transactions contemplated hereby or any communications in connection therewith. The Lead Arranger, the Lenders and their respective Lender Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its affiliates, and none of the Lead Arranger, the Lenders and their respective Lender Affiliates have any obligation to disclose any of such interests to the Borrower or any of its affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Lead Arranger and the Lenders with respect to any breach or alleged breach of fiduciary duty in connection with any aspect of any transaction contemplated hereby. The Borrower, on behalf of itself and its Subsidiaries, acknowledges that the transactions and the facilities contemplated by this Agreement (including the exercise of rights and remedies hereunder) are arm’s-length commercial transactions and that the Lead Arranger and each of the Lenders is acting as principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower and its Subsidiaries, any of their respective affiliates or any other person or entity.

Section 11.16. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arranger and their respective Lender Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arranger and their respective Lender Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent or the Lead Arranger or any of their respective Lender Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JOHNSON CONTROLS INTERNATIONAL PLC

By:	/s/ Brian J. Stief
Name: Brian J. Stief
Title: Executive Vice President and Chief Financial Officer

By:	/s/ Frank A. Voltolina
Name: Frank A. Voltolina
Title: Vice President and Treasurer

[Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent and a Lender

By:	/s/ Caroline V. Krider
Name: Caroline V. Krider
Title: Senior Vice President

[Credit Agreement]

Bank of America, N.A., as a Lender

By:	/s/ Michael Contreras
Name: Michael Contreras
Title: Vice President

[Credit Agreement]

Barclays Bank PLC, as a Lender

By:	/s/ Craig Malloy
Name: Craig Malloy
Title: Director

[Credit Agreement]

Citibank, N.A. as a Lender

By:	/s/ Brian Reed
Name: Brian Reed
Title: Vice President

[Credit Agreement]

DEUTSCHE BANK AG NEW WORK BRANCH as a Lender

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

By:	/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

[Credit Agreement]

JPMorgan Chase Bank, N.A., as a Lender

By:	/s/ Robert P. Kellas
Name: Robert P. Kellas
Title: Executive Director

[Credit Agreement]

UNICREDIT BANK AG, NEW YORK BRANCH as a Lender

By:	/s/ Ken Hamilton
Name: Ken Hamilton
Title: Managing Director

By:	/s/ Peter Daugavietis
Name: Peter Daugavietis
Title: Associate Director

[Credit Agreement]

COMMITMENT SCHEDULE

Lender	Commitment
Total Commitments	$750,000,000
U.S. Bank National Association	$150,000,000
Bank of America, N.A.	$100,000,000
Barclays Bank PLC	$100,000,000
Citibank, N.A.	$100,000,000
Deutsche Bank AG New York Branch	$100,000,000
JPMorgan Chase Bank, N.A.	$100,000,000
UniCredit Bank AG, New York Branch	$100,000,000

SCHEDULE 5.08 – EXISTING LIENS

None.

EXHIBIT A

Form of Note

NOTE

New York, New York

___________ __, ____

For value received, Johnson Controls International plc, an Irish public limited company (the “Borrower”), promises to pay to                             (the “Lender”), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Lender to the Borrower pursuant to the Credit Agreement referred to below on the date provided for in the Credit Agreement The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds in accordance with the Credit Agreement.

All Loans made by the Lender, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This note is one of the Notes referred to in the Credit Agreement dated as of January 11, 2019 among the Borrower, the Lenders party thereto and U.S. Bank National Association, as Administrative Agent (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

JOHNSON CONTROLS INTERNATIONAL PLC

By:
Name:
Title:

A-1

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Notation	Made By

A-2

EXHIBIT B

Form of Notice of Borrowing

U.S. Bank National Association, as Administrative Agent

    under the Credit Agreement referred to below

777 East Wisconsin Avenue

Milwaukee, WI 53202

Attention: Caroline V. Krider

[     ], 2019

Ladies and Gentlemen:

The undersigned refers to the Credit Agreement dated as of January 11, 2019 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the Borrower, the Lenders party thereto and U.S. Bank National Association, as Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02 of the Credit Agreement:

(a) The [Euro-Currency][Domestic] Business Day of the Proposed Borrowing is                                     , 2019.

(d) The aggregate amount of the Proposed Borrowing is [                                        ].

(c) The Type of Loans comprising the Proposed Borrowing is [Base Rate Loans] [Euro-Currency Loans].

[(d) The initial Interest Period for [the][each] Euro-Currency Loan made as part of the Proposed Borrowing is [1][2][3][6] month[s].]

[The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

1. (i) The representations and warranties of the Borrower contained in the Credit Agreement are correct in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct) on and as of the date of the Proposed Borrowing, before and immediately after giving effect to such Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates only to an earlier date, in which case it was true and correct in all material respects (except those representations and warranties qualified by materiality, which were true and correct) as of such earlier date; and

B-1

2. Immediately before and after such Proposed Borrowing, no Default has occurred and is continuing.]1

Very truly yours,

JOHNSON CONTROLS INTERNATIONAL PLC, as Borrower

By:
Name:
Title:

[1]	Bracketed text to be included for a Borrowing other than on the Closing Date or Covenant Date.

B-2

EXHIBIT C

[RESERVED]

C-1

EXHIBIT D

[RESERVED]

D-1

EXHIBIT E

[RESERVED]

E-1

EXHIBIT F

[RESERVED]

F-1

EXHIBIT G

Form of Assignment and Assumption Agreement

AGREEMENT dated as of                     , 20       between <NAME OF ASSIGNOR> (the “Assignor”) and <NAME OF ASSIGNEE> (the “Assignee”).

WHEREAS, this Assignment and Assumption Agreement (the “Agreement”) relates to the Credit Agreement dated as of January 11, 2019 among the Borrower, the Assignor and the other Lenders thereto, as Lenders, and U.S. Bank National Association, as Administrative Agent (the “Administrative Agent”) (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”);

[WHEREAS, as provided under the Credit Agreement, the Assignor has an undrawn Commitment to make Loans in an aggregate principal amount not to exceed $        ,000,000;]

[WHEREAS, Loans made to the Borrower by the Assignor under the Credit Agreement in the aggregate principal amount of $                are outstanding at the date hereof; and]

WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of [$[                ] of its undrawn Commitment (the “Assigned Commitment”)] [and] [$[                    ] in aggregate principal amount of Loans] ([the “Assigned Loans”, and, together with the Assigned Commitment,] the “Assigned Amount”) and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

SECTION 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount. Upon the execution and delivery hereof by the Assignor, the Assignee and the Borrower and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor and without any representations or warranties of any kind, except that the Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor.

SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.2 It is understood that loan interest accrued to (but excluding) the date hereof in respect of the Assigned Amount are for the account of the Assignor and such interest accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

SECTION 4. Consent of the Borrower. This Agreement is conditioned upon the consent of [the Borrower and]3 the Administrative Agent pursuant to Section 11.06(c) of the Credit Agreement. The execution of this Agreement by [them][the Administrative Agent] is evidence of this consent. In accordance with Section 2.04 and Section 11.06(c), the Borrower, if requested by the Assignee, shall execute and deliver a Note payable to the Assignee to evidence the assignment and assumption provided for herein.

SECTION 5. Non-reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Borrower, or the validity and enforceability of the obligations of the Borrower in respect of the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower.

SECTION 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

<NAME OF ASSIGNOR>

By:

[2]

Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

[3]	To be deleted if Borrower consent is not required by the Credit Agreement.

Name:
Title:

<NAME OF ASSIGNEE>

By:
Name:
Title:

JOHNSON CONTROLS INTERNATIONAL PLC

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

EXHIBIT H

Form of Qualifying Lender Confirmation

U.S. Bank National Association,

as Administrative Agent

for the Lenders referred to below

777 East Wisconsin Avenue

Milwaukee, WI 53202

Re: Johnson Controls International plc (the “Borrower”)

[Date]

Ladies and Gentlemen:

The undersigned refers to the Credit Agreement dated as of January 11, 2019 (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the Borrower, the Lenders party thereto and U.S. Bank National Association, as Administrative Agent, and hereby confirms, as at the date of this Confirmation, that it is:

☐	not a Qualifying Lender

☐	a Qualifying Lender within paragraph [ ] of the definition of Qualifying Lender

Signed on behalf of
[NAME OF LENDER/PARTICIPANT]

By:
Name:
Title:

H-1